UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2013

Patient Safety Technologies Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09727	13-3419202
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2 Venture Plaza, Suite 350, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 387-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Registrant  is providing a description of its capital stock in this Current Report on Form 8-K for convenience and to ensure that this description is available for incorporation by reference into other filings with the Securities and Exchange Commission (the “SEC”) that the Registrant may make from time to time, if and to the extent the Registrant so incorporates this description into such other filings.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation, including the Certificate of Designation of Series A Convertible Preferred Stock and the Certificate of Designation of Series B Convertible Preferred Stock, or, collectively, our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the General Corporation Law of the State of Delaware.

Authorized Capitalization

We have authorized 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock, or Series A Preferred Stock, and 150,000 shares have been designated as Series B Convertible Preferred Stock, or Series B Preferred Stock.  Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Description of Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable.

Our common stock is traded on the OTC Bulletin Board under the symbol “PSTX”. The transfer agent and registrar for our common stock is Transfer Online. Its address is at 512 SE Salmon St Portland, OR 97214, and its telephone number is (503) 227-6874.

Description of Preferred Stock

Series A Preferred Stock

While the Series A Preferred Stock is outstanding, holders of Series A Preferred Stock are entitled to receive out of funds legally available therefore, preferential dividends in cash at a rate of 7% per annum of the liquidation preference, payable quarterly. We may redeem the convertible preferred stock at a redemption price in cash equal to the liquidation preference per share plus any accrued and unpaid dividends thereon through the date of such redemption.

The Series A Preferred Stock was previously convertible into shares of our common stock. Such conversion rights have now expired. Upon liquidation, dissolution or winding up of the Company, the stockholders of the convertible preferred stock are entitled to receive $100 per share plus any accrued and unpaid dividends before distributions to any holder of the Company’s common stock.

Except as otherwise required by law, each holder of Series A Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of our common stock as a single class, with each shares of Series A Preferred Stock entitled to one vote per share. The holders of the Series A Preferred Stock, voting separately as one class, have the right to elect: (a) two directors at all times during which the Series A Preferred Stock is outstanding; and (b) a majority of the directors, if at any time dividends on the Series A Preferred Stock have not been paid in an amount equal to two full years’ of dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for, subject to the prior rights, if any, of the holders of any class of senior securities outstanding.

Series B Convertible Preferred Stock

While the Series B Preferred Stock is outstanding, holders of the Series B Preferred are entitled to receive quarterly cumulative dividends at a rate of 7.00% per annum, beginning on July 1, 2010.  All dividends due on or prior to December 31, 2011 are payable in kind in the form of additional shares of Series B Preferred, and all dividends payable after December 31, 2011 are payable solely in cash.  We have, however, obtained consent from the holders of our Series B Preferred Stock to pay either cash dividends or pay dividends with paid in kind shares for periods from January 1, 2012 through December 31, 2012. The dividends on our Series B Preferred Stock during the year ended 2012 averaged approximately $114 thousand per quarter and Series A are $19 thousand per quarter.  So long as shares of Series B Preferred are outstanding, we are restricted from making certain payments in respect of any of our junior and  pari passu  securities, except that we may pay dividends due and paid in the ordinary course on our Series A Preferred Stock when we are otherwise in compliance with our payment obligations to the holders of the Series B Preferred.

The Series B Preferred is convertible at any time at the option of the holder into shares of our common stock based on dividing the $100 per share stated value of the Series B Preferred Stock by the current conversion price of $0.75 per share, subject to conventional adjustments for stock splits, stock combinations and the like.  We are subject to certain liquidated damages if we fail to timely honor our conversion obligations as set forth in the Series B Certificate.  The Series B Preferred is not redeemable either by the Company or by the holders.  However, shares of our Series B Preferred automatically convert into shares of our common stock at the $.75 conversion price if both of the following conditions are satisfied: (a) the daily volume weighted average price of our common stock is equal to or in excess of $1.50 per share for all trading days during any 6-month period and (b) the number of shares traded during such period averages at least 50,000 shares of common stock per trading day.  Also, the Series B Preferred automatically convert into shares of our common stock at the applicable conversion price if our operating income is positive for at least four consecutive fiscal quarters and our cumulative operating income during such four fiscal quarters is at least $5,000,000.

The Series B Preferred does not have voting rights except (i) as provided by Delaware law; (ii) upon the occurrence of the fifth anniversary of the issue date; or (iii) upon our failure to pay dividends for two consecutive quarters or three non-consecutive quarters.  Upon the occurrence of either event described in (ii) or (iii), the holders of the Series B Preferred are entitled to elect two additional directors to our board of directors and, within two business days, we must create a special committee of our board of directors consisting of up to three directors, of which two must be the two newly-elected additional directors, and promptly grant such special committee sole and exclusive authority and power to investigate, negotiate and consummate a sale of the Company or strategic alternative thereto.  The Series B Preferred are entitled to receive, prior and in preference to all other shares of our capital stock (with an exception noted below), upon liquidation, dissolution or winding up of the Company an amount per share equal to the greater of (i) the stated value of the Series B Preferred, plus accrued but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred been converted into our common stock immediately prior to such liquidation.  Notwithstanding the foregoing, the first $1,095,000 of distributable amounts in a liquidation shall first be paid to the holders of our Series A Preferred Stock.  Mergers, sales of substantially all assets and similar transactions are deemed to be liquidations for purposes of the liquidation preference.

There are certain limits to the ability of the holders of Series B Preferred Stock to convert such shares into shares of our common stock based upon their respective ownership levels of our common stock.  Generally, there are conversion limits that apply at the 4.9% and 9.9% beneficial ownership levels, and the 4.9% conversion limit can be increased up to 9.9% upon 61 days’ notice to us from the applicable holder.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: March 26, 2013	By:	/s/ DAVID C. DREYER
David C. Dreyer
Executive Vice President, Chief Financial Officer, and Secretary